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                                                                      EXHIBIT 23

                     [On the letterhead of Allen & Gledhill]


                                                                20th March, 2000

Chartered Semiconductor Manufacturing Ltd,
60 Woodlands Industrial Park D, Street 2
Singapore 738406

Dear Sirs,

                   Chartered Semiconductor Manufacturing Ltd
                           Annual Report on Form 20-F

        We have acted as Singapore legal advisers to Chartered Semiconductor Manufacturing Ltd (the "Company") in connection with its Annual Report on Form 20-F for the fiscal year ended 31st December, 1999 filed by the Company with the Securities and Exchange Commission ("SEC") in the United States on or about 20th March, 2000 (the "Annual Report").

        We hereby consent to the filing of this letter as an exhibit to the Annual Report and to the use of our name under the caption "Risk Factors - It may be difficult for you to enforce any judgment obtained in the United States against us or our affiliates" in the Annual Report. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

                                         Yours faithfully,

                                         /s/ ALLEN & GLEDHILL
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